                                OPTION AGREEMENT


          OPTION AGREEMENT (this "AGREEMENT") dated as of December 22, 1997, by and among TELEPHONE AND DATA SYSTEMS, INC. ("GRANTOR"), and TSR WIRELESS LLC ("TSR WIRELESS").

                                    RECITALS:

          A. Grantor is the holder of certain indebtedness of American Paging, Inc. (the "COMPANY").

          B. On the date hereof TSR Paging Inc. ("TSR PAGING") owns 100% of TSR Wireless.

          C. Grantor desires to sell and grant to TSR Wireless, and TSR Wireless desires to purchase and acquire from Grantor, an option (the "OPTION") to purchase from Grantor all of Grantor's right, title and interest in and to or arising under or in connection with the Indebtedness (as defined below).

                                    AGREEMENT

          In consideration of the mutual agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   DEFINITIONS.

          1.1 In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings herein.

     "ASSET CONTRIBUTION AGREEMENT": Asset Contribution Agreement dated as of December 22, 1997 by and among TSR Wireless, Grantor and TSR Paging.

     "BUSINESS DAY": Any day when commercial banks are open for regular banking business in New York City.

     "CALL NOTICE": A written notice from TSR Wireless to Grantor in the form attached hereto as EXHIBIT A.

     "COMPANY":  American Paging, Inc.

     "DISTRIBUTIONS": Any and all cash, interest, fees, securities, dividends and other property or consideration which may be exchanged for, distributed or collected in respect of the Indebtedness.

     "EXERCISE DATE": Any Business Day during the Exercise Period on which TSR Wireless exercises the Option in whole or in part.

     "EXERCISE PERIOD": Any Business Day occurring during the period from (A) the earlier to occur of (i) February 12, 1998, but only if the Special Committee of the Board of Directors of the Company has failed to approve the merger contemplated in the Asset Contribution Agreement, (ii) the date on which the Special Committee of the Board of Directors of the Company withdraws its approval of the Merger contemplated by the Asset Contribution Agreement, (iii) the date the Company takes board action or the Company's stockholders take action to liquidate the Company and (iv) the date on which Grantor has entered into an agreement for the sale of all or substantially all of the capital stock of the Company owned by Grantor or the Company has entered into an agreement for the merger, consolidation or other combination of the Company or the sale of all or substantially all of the assets of the Company, other than to TSR Wireless, to and including (B) the earlier of (x) 5:00 p.m. New York City time on September 30, 1998 and
     (y) the date on which the Asset Contribution Agreement is terminated pursuant to Section 15.1.1(iv)(a) or (c) and (z) the Closing occurs under the Asset Contribution Agreement.

     "FURTHER LLC INTEREST": An LLC Interest equal to 18.1% of the LLC Interest which would have been issued to Grantor pursuant to Section 3.1.2 of the Asset Contribution Agreement had Grantor contributed the Cracker Jack Assets to TSR Wireless upon the Closing without regard to any Post-Closing Adjustment provided by Article III of the Asset Contribution Agreement.

     "INDEBTEDNESS": The outstanding principal amount of advances made by Grantor to the Company under that certain Revolving Credit Agreement, dated as of January 1, 1994, between Grantor and the Company, as amended, supplemented or otherwise modified to date (the "CREDIT AGREEMENT"), PLUS all interest, fees and other amounts owing thereunder.

     "INITIAL LLC INTEREST": An LLC Interest equal to 81.9% of the LLC Interest which would have been issued to Grantor pursuant to Section 3.1.2 of the Asset Contribution Agreement had Grantor contributed the Cracker Jack Assets to TSR Wireless upon the Closing without regard to any Post-Closing Adjustment provided by Article III of the Asset Contribution Agreement.

     "LLC INTEREST":  A member interest in TSR Wireless.

     "TSR ASSET CONTRIBUTION":  As defined in Section 2.

     "TSR WIRELESS": TSR Wireless LLC, a Delaware limited liability company in which, as of the date hereof, TSR Paging holds all LLC Interests.

          1.2 Other capitalized terms used in this Agreement, but not defined herein, shall bear the meanings given to them in the Asset Contribution Agreement.

          2. OPTION. Grantor hereby irrevocably grants and sells to TSR Wireless, and TSR Wireless hereby purchases and accepts from Grantor, the Option. The Option may be exercised on any Exercise Date selected by TSR Wireless, by delivery to Grantor of a duly executed Call Notice; provided that the Option may only be exercised if (i) all of the assets and liabilities of TSR Paging have been contributed by TSR Paging to TSR Wireless ("TSR ASSET CONTRIBUTION") in exchange for LLC Interests in TSR Wireless, (ii) the condition set forth in Section 12.6 of the Asset Contribution Agreement has been satisfied and the Exchange and Registration Rights Agreement and the TSR Wireless LLC Agreement each has been duly executed by the parties except Grantor. Within five Business Days after Grantor's receipt from TSR Wireless of a duly executed Call Notice, Grantor shall transfer the Indebtedness to TSR Wireless or TSR Wireless's designee, pursuant to an Assignment and Acceptance Agreement substantially in the form of EXHIBIT B, in exchange for an assignment of the Initial LLC Interest and shall deliver the Exchange and Registration Rights Agreement and the TSR Wireless LLC Agreement, each duly executed by Grantor.

          3. PREMIUM. Upon delivery by Grantor and TSR Wireless to the other of executed counterparts of this Agreement, TSR Wireless shall pay $1.00 (the "PREMIUM") to Grantor.

          4.   REPRESENTATIONS AND WARRANTIES.

          (a) Each party hereto represents, warrants and acknowledges to the other parties hereto that: (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and all documents required to be executed and delivered by it hereunder (collectively, the "OPTION DOCUMENTS"), and to fulfill its obligations under the Option Documents, and to consummate the transactions contemplated by the Option Documents; (ii) the making and performance by it of the Option Documents, and the fulfillment of its obligations under the Option Documents, does not and will not violate any law or regulation of the jurisdiction under which it exists, any other law or regulation applicable to it or any other agreement to which it is a party or by which it is bound; (iii) the Option Documents have been duly executed and delivered by it and constitute its legal, valid and binding obligation, enforceable against it in accordance with the respective terms thereof; and (iv) all approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under the Option Documents have been obtained.

          (b) Grantor further represents, warrants and acknowledges to TSR Wireless as of the date hereof and as of the Exercise Date that:

               (i) it is the sole legal and beneficial owner and holder of the Indebtedness, and will transfer the Indebtedness to TSR Wireless, and TSR Wireless will acquire the Indebtedness, free and clear of any liens, claims, charges, encumbrances, or other security or ownership interests and the Indebtedness is fully and freely transferable to TSR Wireless;

               (ii) Grantor has not pledged or encumbered, nor has it granted any security interests in or liens upon the Indebtedness;

             (iii) the Company is indebted to Grantor in respect of the Indebtedness in principal amounts equal to not less than $170,000,000, and the Indebtedness is not subject to any claim or right of setoff, reduction, recoupment, avoidance, disallowance or subordination;

              (iv) Grantor has not engaged in any act, conduct or omission which could reasonably be expected to result in the Indebtedness being subject to (and it has not received any notice that the Indebtedness may be subject to) subordination, reduction, disallowance, setoff, right of recoupment, avoidance, defense, counterclaims or impairment of any kind except as set forth in that certain letter from Grantor to the Company dated as of March 5, 1997;

               (v) no litigation, arbitration or adversarial proceeding is pending against it or the Company or, to its actual knowledge, is threatened against it or the Company, which could reasonably be expected to in any case have a material adverse effect on the Indebtedness; and

             (vii) without in any way implying that the Option is a "security" within the meaning of applicable securities laws, no offer to sell or solicitation of any offer to buy any portion of the Option or the Indebtedness has been made by it in a manner that would violate or require registration under such applicable securities laws.

          (c) TSR Wireless further represents, warrants and acknowledges to Grantor that:

              (i) Grantor has not given any investment advice or rendered any opinion to TSR Wireless as to whether the sale of the Option is prudent and TSR Wireless is not relying on any representation or warranty by Grantor except as expressly set forth in this Agreement or the Asset Contribution Agreement;

            (ii) TSR Wireless has received, reviewed and relied upon such information concerning the legal, business and financial condition of the Company as it considers adequate to make an informed decision regarding the purchase of the Option; and

            (iii) without implying that the Option is a "security" within the meaning of applicable securities laws, TSR Wireless is a sophisticated investor with respect to the Option, was not formed for the purpose of purchasing the Option and is not purchasing the Option with a view to any public distribution thereof which would violate applicable securities laws.

          5. FURTHER LLC INTEREST. Following the exercise of the Option, upon the earlier to occur of (i) the transfer by the Company of all of the Company's Assets (except for Excluded Assets) to TSR Wireless, whether by foreclosure, conveyance or other transfer and (ii) the entire principal amount of the outstanding Indebtedness is repaid to TSR in cash, TSR Wireless shall issue the Further LLC Interest to Grantor.

          6. DISTRIBUTIONS. If Grantor receives any Distributions in respect of the Indebtedness on or after an Exercise Date, it will pay the same over to TSR Wireless or TSR Wireless's designee in the currency received by it or, in the case of securities (to the extent permissible by law and relevant documentation), endorse or cause to be registered in TSR Wireless's names or such names as TSR Wireless may direct in writing (at TSR Wireless's sole expense) and deliver to TSR Wireless or such persons as TSR Wireless may direct such securities within three (3) business days after receipt of any such Distribution. If any cash Distribution is not paid to TSR Wireless within such time period Grantor will pay interest on such Distribution for the period from the day on which such Distribution was actually received by Grantor to (but excluding) the day such Distribution is actually paid to TSR Wireless, at a rate per annum equal to the London Interbank Offering Rate plus two (2) percent, as calculated and published from time to time on page 3750 of the Telerate Screen. Until any Distributions are transferred to TSR Wireless pursuant to this Section 6, Grantor shall hold the same in trust for the benefit of TSR Wireless.

          7. COVENANT; INFORMATION; ACTIONS. Grantor shall not amend, supplement or otherwise modify the terms of the Credit Agreement without the prior written consent of TSR Wireless, PROVIDED, HOWEVER, that this shall not prevent an increase by Grantor of the Indebtedness so long as such increase and a draw in an amount equal to such increase occur simultaneously. If Grantor receives any documents, notice or correspondence under the Credit Agreement or in respect of the Indebtedness from and after the date hereof it shall promptly forward the same to TSR Wireless. TSR Wireless shall have sole authority to exercise all voting and other rights and remedies under the Credit Agreement and in respect of the Indebtedness from and after the Exercise Date. If for any reason, Grantor is entitled to exercise any such rights after the Exercise Date (including, without limitation, the right to vote), Grantor shall exercise such rights only in accordance with TSR Wireless's written instructions.

          8. NOTICE. Notice (including any Call Notice) will be given by fax, if to

               TSR Wireless at:
               TSR Wireless LLC
               400 Kelly Street
               15th Floor
               Fort Lee, NJ  07024

               Attention:     Mitchell L. Sacks
               Fax:           (201) 947-7145

               With copies to:

               Latham & Watkins
               885 Third Avenue
               Suite 1000
               New York, New York 10022

               Attention:     Roger H. Kimmel
               Fax:           (212) 751-4864

               Grantor, at:
               Telephone and Data Systems, Inc.
               30 North LaSalle Street
               Suite 4000
               Chicago, IL  60602

               Attention:     Chief Financial Officer
               Fax:           (312) 630-9299

               With copies to:

               Sidley & Austin
               1 First National Plaza
               Chicago, Illinois 60603

               Attention:     Michael G. Hron
               Fax:           (312) 456-5352

Copies of all notices so sent will also be sent by overnight courier to the parties' respective addresses set forth above (or such other addresses as any party hereto may specify in writing from time to time). All notices shall be deemed effective when received.

          9. INDEMNIFICATION. (a) Grantor shall indemnify and hold each of TSR Wireless and TSR Paging (and TSR Wireless's and TSR's fiduciaries, officers, managers, directors, partners, employees and agents) harmless from any actual losses, costs or expenses, including reasonable legal fees and expenses, which are incurred as a result of breaches of any of the representations, warranties, covenants or agreements made by Grantor in this Agreement; (b) TSR Wireless shall indemnify and hold Grantor and TSR Paging (and Grantor's and TSR's officers, directors, trustees, fiduciaries, managers, employees and agents) harmless from any actual losses, costs or expenses, including reasonable legal fees and expenses, which are incurred as a result of breaches of any of the representations, warranties, covenants or agreements made by TSR Wireless in this Agreement; and (c) TSR Paging shall indemnify and hold Grantor and TSR Wireless (and Grantor's and TSR Wireless's officers, directors, trustees, fiduciaries, managers, employees and agents) harmless from any actual losses, costs or expenses, including reasonable legal fees and expenses, which are incurred as a result of breaches of any of the representations, warranties, covenants or agreements made by TSR Paging in this Agreement.

          10. COSTS AND EXPENSES. Each party hereto shall be responsible for its own fees and expenses (including legal fees and costs) in connection with the preparation, review and execution of this Agreement.

          11. MISCELLANEOUS. This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties hereto and their respective successors, but shall not be assignable by any party hereto without the consent of the other parties. The representations, warranties, covenants, agreements and indemnities contained herein shall survive the execution, delivery and performance of this Agreement and all other Option Documents. Any amendments to, or waivers of, this Agreement shall be in writing and signed by Grantor, TSR Wireless and TSR Paging. This Agreement, together with Asset Contribution Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties hereto. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, PROVIDED that the party so delivering such counterpart shall, promptly after such delivery, deliver the original of such counterpart of this Agreement to the other parties hereto.

          12. GOVERNING LAW. This Agreement shall be construed and the obligations of the parties hereunder shall be determined in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


Grantor:

TELEPHONE AND DATA SYSTEMS, INC.



By:   /s/  Scott H. Williamson
   ----------------------------------
Name:  Scott H. Williamson
Title:  Vice President-Acquistions



TSR Wireless:

TSR WIRELESS LLC

By: TSR PAGING INC.,
its sole member


By:   /s/  Mitchell L. Sacks
   -------------------------------
Name:  Mitchell L. Sacks
Title:    President

                                    EXHIBIT A
                               FORM OF CALL NOTICE


Telephone and Data Systems, Inc.
30 North LaSalle Street
Suite 4000
Chicago, IL  60602


Attention:

          Re:  EXERCISE OF OPTION

Ladies and Gentlemen:

          The undersigned hereby irrevocably elects to exercise the right, set forth in that certain Option Agreement dated as of December 22, 1997 (the "Option Agreement"), to purchase from Telephone and Data Systems, Inc. ("Grantor") all of Grantor's right, title and interest in and to or arising under or in connection with the Indebtedness, as set forth in the Option Agreement. Capitalized terms used herein without definition have the same meanings as in the Option Agreement.

          The undersigned has attached the Assignment and Acceptance, and requests that a Note representing the Indebtedness be made in favor of the Assignee named therein. The undersigned agrees to cause to be transferred to Grantor, upon receipt the Note and a counterpart of the Assignment and Acceptance, the LLC Interest.

                                   Very truly yours,

                                   TSR WIRELESS LLC


                                   By:
                                       ------------------------------------
                                        Name:
                                        Title:


Date:

                                    EXHIBIT B

                                     FORM OF
                       ASSIGNMENT AND ACCEPTANCE AGREEMENT

                               Dated _______, 19__


          Reference is made to the Revolving Credit Agreement, dated as of January 1, 1994, between Telephone and Data Systems, Inc. and American Paging, Inc. (the "Company") (as amended, modified and supplemented to date, the "Credit Agreement"). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

          Telephone and Data Systems, Inc. (the "Assignor") and
__________________ (the "Assignee") agree as follows:

          1. Subject to Section 3 below, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE, [all] [a portion] of Assignor's rights and obligations under the Credit Agreement on the Effective Date (as defined Section 4 below), equal to __________% of the advances owing to, and the Note held by, the Assignor on the Effective Date.

          2. The Assignor: (i) represents and warrants that, (A) as of the date hereof, its commitment to extend credit under the Credit Agreement (without giving effect to assignments thereof which have not yet become effective) is $0.00; and (B) the Credit Agreement has been duly authorized and validly executed by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms (assuming the due execution and delivery hereof by the other parties thereto), subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity), and except as rights to indemnity and contribution thereunder may be limited by public policy considerations underlying such laws; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company or any subsidiary of the Company of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) attaches the Note referred to in paragraph 1 above.

          3. The Assignee: (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7(a)(l) of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it; and (iv) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

          4. The effective date of this Assignment and Acceptance shall be ___________, 19___ (the "Effective Date").(1) Following the execution of this Assignment and Acceptance, a copy will be delivered to the Company.

          5. As of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations which Assignor had thereunder, and
(ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement [and cease to be a party thereto].(2)

          6. From and after the Effective Date, the Company shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect to the Note) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

          7.   MISCELLANEOUS.

               (i) NOTICES. Notices shall be given under this Assignment and Acceptance in the manner set forth in the Credit Agreement. The addresses for notice shall be those set forth below the respective signatures of the Assignor and the Assignee on this Agreement.

               (ii) HEADINGS. Headings are for reference only and are to be ignored in interpreting this Assignment and Acceptance.

               (iii) GOVERNING LAW. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               (iv) FURTHER ASSURANCES. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in furtherance of the transactions contemplated by this Assignment and Acceptance.

-------------------------
(1) Such date shall be at least [5] Business Days after the execution of this Assignment and Acceptance.

(2) Insert if Assignment and Acceptance covers all or the remaining portion of the Assignor's rights and obligations under the Credit Agreement.

          (v) COUNTERPARTS. This Assignment and Acceptance may be executed in one or more duplicate counterparts, and when executed and delivered by all the parties listed below shall constitute a single binding agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Acceptance Agreement by their duly authorized officers as of the date first above written.

                              TELEPHONE AND DATA SYSTEMS, INC.


                              By:
                                  ------------------------------------
                                  Name:
                                  Title:

                              Notice Address:




                              [NAME OF ASSIGNEE]


                              By:
                                  -------------------------------------
                                  Name:
                                  Title:

                              Notice Address:





Acknowledged this ____ day of
__________________, 19___

AMERICAN PAGING, INC.


By:
    -----------------------------------
    Name:
    Title:


                                       13